Exhibit 16.1

January 17, 2008

Securities and Exchange Commission
Washington, D.C. 20549

Re: Fuda Faucet Works, Inc.
File No. 000-09879

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K of Fuda Faucet Works, Inc. dated January 16, 2008, and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Bagell, Josephs, Levine & Company, LLC
Bagell, Josephs, Levine & Company, LLC